Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-227095, 333-188451, 333-15470, and 333-39543) and Form S-3 (Nos. 333-208335, 333-183350, and 333-160991) of Trecora Resources (the “Company”) of our reports dated March 9, 2021 with respect to the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2020, both of which appear in the December 31, 2020 annual report on Form 10-K of Trecora Resources.

/s/ BKM Sowan Horan, LLP
Addison, Texas
March 9, 2021